Exhibit 5

July 5, 1994



Humana Inc.
500 West Main Street
Louisville, KY  40202

Ladies and Gentlemen:

     I have acted as legal counsel in connection with the preparation of this Registration Statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), covering an aggregate of 7,000,000 additional shares of Common Stock, par value $.16 2/3 per share (the "Shares"), of Humana Inc., a Delaware corporation (the "Company").

     I have examined and am familiar with the Restated Certificate of Incorporation and By-Laws of the Company and the various corporate records and proceedings relating to the proposed issuance of the Shares pursuant to the 1989 Stock Option Plan for Employees as amended and the 1989 Stock Option Plan for Non-Employee Directors as amended (the "Plans"). I have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing, it is my opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

     To the extent that laws other than the corporate laws of the State of Delaware are applicable to any of the transactions, agreements or instruments referred to herein, I express no opinion on such laws.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/Walter E. Neely
Walter E. Neely
Vice President, Associate
 General Counsel and
 Secretary